CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION OF
TURBOCHEF TECHNOLOGIES, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, TurboChef Technologies, Inc., a Delaware corporation (the “Corporation”), adopts the following Certificate of Amendment to its Restated Certificate of Incorporation, as amended:

I.

The name of the Corporation is: TurboChef Technologies, Inc.

II.

Article FOURTH of the Restated Certificate of Incorporation is hereby amended by adding the following paragraphs at the end thereof:

Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, automatically will be reclassified as and converted into one third (1/3) of a share of our common stock, par value $0.01 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent (i) a number of whole shares of the New Common Stock equal to the result obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by three and (ii) the right to receive cash in lieu of a fraction of a share of New Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article FOURTH shall mean Common Stock as provided in the Restated Certificate of Incorporation, as amended.

III.

This amendment to the Restated Certificate of Incorporation, as amended, shall become effective at 9:00 a.m. Eastern time on December 27, 2004.

IV.

This amendment to the Restated Certificate of Incorporation, as amended, was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation at a meeting of the Board of Directors of the Corporation on October 28, 2004. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

By written consent of the majority stockholder of the Corporation dated November 30, 2004, a majority of the shares of outstanding Common Stock entitled to vote thereon approved the amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation of TurboChef Technologies, Inc. this 22nd day of December, 2004.

         TURBOCHEF TECHNOLOGIES, INC.

         By: /s/ James K. Price
         James K. Price
         President and Chief Executive Officer